Vanguard Variable Insurance Fund

Supplement to the Prospectus and Summary Prospectus Dated
April 30, 2014

Prospectus and Summary Prospectus Text Changes for Vanguard Total
Bond Market Index Portfolio:
The following replaces similar text for Joshua C. Barrickman under the heading "Investment Advisor":
Joshua C. Barrickman, CFA, Principal of Vanguard and head of Vanguard's Fixed Income Indexing Americas. He has co-managed the Portfolio since 2013. Prospectus Text Changes
The following replaces similar text for The Vanguard Group, Inc., under the heading Investment Advisors:
Mortimer J. Buckley, Chief Investment Officer and Managing Director of Vanguard. As Chief Investment Officer, he is responsible for the oversight of Vanguard's Equity Investment and Fixed Income Groups. The investments managed by these two groups include active quantitative equity funds, equity index funds, active bond funds, index bond funds, stable value portfolios, and money market funds. Mr. Buckley joined Vanguard in 1991 and has held various senior leadership positions with Vanguard. He received his A.B. in economics from Harvard and an M.B.A. from Harvard Business School.
Joseph Brennan, CFA, Principal of Vanguard and global head of Vanguard's
Equity Index Group. He has oversight responsibility for all equity index funds managed by the Equity Investment Group. He first joined Vanguard in 1991. He received his B.A. in economics from Fairfield University and an M.S. in finance from Drexel University.
John Ameriks, Ph.D., Principal of Vanguard and head of Vanguard's
Quantitative Equity Group. He has oversight responsibility for all active quantitative equity funds managed by the Equity Investment Group. He joined Vanguard in 2003. He received his A.B. in economics from Stanford University and a Ph.D. in economics from Columbia University.
Gregory Davis, CFA, Principal of Vanguard and global head of Vanguard's Fixed Income Group. He has direct oversight responsibility for all money market funds, bond funds, and stable value portfolios managed by the Fixed Income Group. He has been with Vanguard since 1999 and has managed investment portfolios since 2000. He received his B.S. in insurance from The Pennsylvania State University and an M.B.A. from The Wharton School of the University of Pennsylvania.
Kenneth E. Volpert, CFA; Principal of Vanguard; global head of Fixed Income Indexing; and head of investments, Europe. He has direct oversight responsibility for all bond index funds managed by the Fixed Income Group. He managed investment portfolios from 1982 through May 2014 and has been with Vanguard since 1992. He received his B.S. from the University of Illinois and an M.B.A. from the University of Chicago.
David R. Glocke, Principal of Vanguard and head of Vanguard's Taxable Money Market Funds. He has direct oversight responsibility for all taxable money market funds managed by the Fixed Income Group. He has worked in investment management since 1991 and has managed investment portfolios for Vanguard since 1997. He received his B.S. from the University of Wisconsin. Paul M. Jakubowski, Principal of Vanguard and head of credit. He has oversight responsibility for investment activities within the credit-related sectors of the taxable fixed income market as well as taxable credit research. He has worked in investment management since joining Vanguard in 2000 and has managed investment portfolios since 2013. He received his B.S. from the University of Richmond and an M.B.A. from Villanova University.
Ronald M. Reardon, Principal of Vanguard and head of rates. He has oversight responsibility for investment activities within the rates-related sectors of the taxable fixed income market including foreign exchange. He has worked in investment management for Vanguard since 2001 and has managed investment portfolios since 2005. He received his B.S. from The College of New Jersey and an M.B.A. from the University of Rochester.
In the description of the managers primarily responsible for the day-to-day management of the Total Bond Market Index Portfolio, the following replaces similar text for Joshua C. Barrickman:
Joshua C. Barrickman, CFA, Principal of Vanguard and head of Vanguard's Fixed Income Indexing Americas. He has been with Vanguard since 1998, has worked in investment management since 1999, has managed investment portfolios since 2005, and has co-managed the Total Bond Market Index Portfolio since 2013. Education: B.S., Ohio Northern University; M.B.A., Lehigh University.

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Vanguard Marketing Corporation, Distributor. PS 64A 062014